UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 12, 2013
Date of Report (Date of earliest event reported)

TRUSTMARK CORPORATION
(Exact name of registrant as specified in its charter)

Mississippi	000-03683	64-0471500
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

248 East Capitol Street, Jackson, Mississippi	39201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(601) 208-5111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 12, 2013, Trustmark National Bank, a wholly owned subsidiary of Trustmark Corporation (Trustmark), amended the employment arrangements for Breck W. Tyler, President – Mortgage Services of Trustmark National Bank (the “Bank”), effective retroactively to January 1, 2013, to provide for a quarterly production incentive based on the mortgage department’s origination, above a threshold production level, of mortgages that conform to the bank’s mortgage origination guidelines.  The annual amount of the production incentive is capped.

Prior to Trustmark’s participation in the U.S. Treasury’s Troubled Asset Relief Program Capital Purchase Program (TARP) in 2008, Mr. Tyler’s employment arrangements provided for a similarly-structured quarterly production incentive.  That incentive arrangement was terminated upon Trustmark’s participation in TARP, as required by the restrictions and limitations of that program.   While Trustmark ceased to participate in TARP in 2009, Mr. Tyler’s employment arrangements have continued to not provide for any form of production incentive until the amendment described herein.

The specific targets and other components of Mr. Tyler’s production incentive are not publicly disclosed, as Management believes that such disclosure would cause competitive harm to Trustmark.   As with performance goals under Trustmark’s annual cash bonus program, performance results at or slightly above the threshold production level at which the quarterly production incentive would generate payments to Mr. Tyler are intended to be achievable, but challenging.

This amendment to Mr. Tyler’s employment arrangements has been approved by the Board of Directors of the Bank and by the Human Resources Committee of the Board of Directors of Trustmark.  As part of the Human Resources Committee’s review of the proposal to amend Mr. Tyler’s employment arrangements to provide for a quarterly production incentive, the Committee concluded that the proposed amendment was not reasonably likely to have a material adverse effect on Trustmark, does not encourage imprudent risk-taking behavior, and is consistent with maintaining Trustmark’s safety and soundness.  The Board of Directors of the Bank considered these conclusions in reaching its decision to approve the proposed amendment of Mr. Tyler’s employment arrangements.

Mr. Tyler’s other compensation arrangements for 2013 remain unchanged.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUSTMARK CORPORATION

BY:	/s/ Louis E. Greer
Louis E. Greer
Treasurer and Principal Financial Officer

DATE:	April 12, 2013